CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-38035) of our report dated August 11, 1999, on our audits of the consolidated financial statements of Prophet 21, Inc. and its Subsidiaries as of June 30, 1999 and for each of the two years in the period ended June 30, 1999, which report is included in the Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated August 11, 1999 relating to the financial statement schedule as of and for each of the two years in the period ended June 30, 1999, which appears in the Company's June 30, 2000 Annual Report on Form 10-K/A.


PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
October 27, 2000